UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2023

THE CHEESECAKE FACTORY INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	0-20574	51-0340466
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26901 Malibu Hills Road Calabasas Hills, California	91301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (818) 871-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $.01 per share	CAKE	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Employment Agreement with David Overton

On April 5, 2023, the Board of Directors (the “Board”) of The Cheesecake Factory Incorporated (the “Company”) and David Overton, the Company’s Chairman of the Board and Chief Executive Officer, entered into an amended and restated employment agreement (the “Amended Employment Agreement”), effective April 5, 2023, which amends and restates in its entirety Mr. Overton’s prior employment agreement with the Company, dated April 1, 2017, as previously amended on February 15, 2018 (the “Prior Employment Agreement”).

The Amended Employment Agreement provides for an initial one year term that commences on April 5, 2023, with automatic one year extensions thereafter unless either the Company or Mr. Overton provides at least 90 days advance notice not to extend the term of the agreement (in which case Mr. Overton’s employment with the Company will continue on an at will basis and be terminable by either him or the Company at any time).

Under the Amended Employment Agreement, if the Company terminates Mr. Overton’s employment without “cause” or Mr. Overton resigns due to a “constructive termination” (each as defined in the Amended Employment Agreement), then, subject to Mr. Overton’s execution and non-revocation of a general release of claims and continued compliance with restrictive covenants, Mr. Overton will be entitled to (i) continued payment of his then-current annual base salary for a period of 24 months following the termination date (the “continuation period”), (ii) during the continuation period, a Company provided car comparable to the car provided to Mr. Overton prior to his termination, (iii) a pro-rated annual bonus based on the length of Mr. Overton’s service during such year prior to the termination date and actual achievement of performance goals, (iv) Company paid health and welfare benefits during the continuation period, and (v) vesting of all installments of outstanding equity awards that are scheduled to vest within 24 months following Mr. Overton’s termination date, provided that any performance-vesting awards will continue to be subject to the achievement of the underlying performance goals.

The Amended Employment Agreement also provides that Mr. Overton’s noncompetition covenants will apply during the term of the Amended Employment Agreement (rather than during and for two years following the term under the Prior Employment Agreement).

All other material terms of the Amended Employment Agreement remain substantially unchanged from the Prior Employment Agreement.

The foregoing description of the Amended Agreement is qualified in its entirety by reference to the full text of the Amended Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending July 4, 2023.

Change in Principal Accounting Officer

Also on April 5, 2023, at a regularly scheduled meeting of the Company’s Board of Directors and concurrent with the transition of the current Principal Accounting Officer, Cheryl Slomann, to the role of Senior Vice President, Finance and Compliance of the Company, Ashley Hanscom, age 45, was appointed as the Company’s Principal Accounting Officer, effective April 5, 2023. Ms. Hanscom has served as the Company’s Vice President and Assistant Controller since February 2018, and in her new role she will serve as the Company’s Vice President, Principal Accounting Officer, and Controller.

Ms. Hanscom has not entered into a written employment agreement with the Company.  Her compensation includes an annual base salary of $320,000. In addition, she is eligible to receive bonuses under the Company’s Annual Performance Incentive Plan, to receive equity-based awards under the Company’s stock incentive plans, and to participate in the Company’s other insurance and employee benefit plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2023	THE CHEESECAKE FACTORY INCORPORATED

	By:	/s/ Matthew E. Clark
Matthew E. Clark
Executive Vice President and Chief Financial Officer